Exhibit 10.5

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of May 14, 2013, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Mark Pruzanski (“Executive”).

WHEREAS, the Company and the Executive were parties to an Employment Agreement dated May 15, 2006 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed by the Company on the terms and conditions herein, which will supersede the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on May 13, 2014, unless sooner terminated in accordance with the provisions of Section 5 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 5 or if, at least ninety (90) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2. Title; Capacity. During the Agreement Term, the Company will continue to employ Executive as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to him. On an annual basis the Board, in consultation with Executive, will set reasonably attainable, specific goals pursuant to the objectives of the Company as in effect from time to time. Executive shall report directly to the Chairman of the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him, by the Board, which authority shall be sufficient to perform his duties hereunder. Executive will be based at the Company’s headquarters in New York, New York. Subject to Section 5.3 below, the location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the Board in consultation with the Executive. In order to perform his job duties and serve the best interests of the Company, Executive may be required to travel to and from Italy on a frequent basis, and to such other places as may be determined by the Board in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies, skills and attention in the performance of the foregoing services. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (iii) serving as an officer or a member of charitable, educational or civic organizations, (iv) engaging in charitable activities and community affairs, and (v) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i) – (v) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.

3. Member of the Board. The Company and Executive acknowledge that the Executive is currently a member of the Board. Throughout the Agreement Term, as long as the Executive remains the Chief Executive Officer of the Company, (i) the Nominating Committee of the Board will recommend the Executive for reelection to the Board, and (ii) the Company will use its best efforts to cause Executive to be elected to serve as a member of the board of directors (or equivalent body) of any affiliate or subsidiary of the Company. Executive’s participation on any committee of the Company or any subsidiary or affiliate of the Company shall be determined by the Board in its sole discretion. Immediately upon termination of Executive’s employment with the Company for any reason, if so requested by the Board, Executive will resign any and all positions held by him, whether as an officer of the Company or director on the Board or on the board of directors of any subsidiary or affiliate of the Company or as a member of any committees thereof.

4. Compensation and Benefits.

4.1 Salary. The Company shall pay Executive an initial annualized base salary of $500,000.00, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion.

4.2 Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 50% of his base salary (the “Target Bonus”) in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board or the Compensation Committee, in its sole discretion, of reasonable goals and milestones established in advance by the Board or the Compensation Committee in consultation with Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. Such bonus, if any, will be paid to Executive on or before March 15 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and approved by the Board, some or all of the bonus may be paid in equity under the Company’s stockholder approved stock plan then in effect (valued at the fair market value thereof), or any combination of the foregoing. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the “Policy”) providing for the recovery from the Executive of any payment of incentive-based compensation paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company's other executive officers.

2

4.3 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and his spouse and other dependents, if any. The Company shall pay the premium for term life insurance for Executive in the premium amount of $10,000 for which Executive may designate one or more beneficiaries of his choice. The Company shall also purchase short-term and long-term disability policies ensuring at least sixty percent (60%) of Executive’s base salary. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder) and shall be entitled to paid sick days as needed due to illness or other incapacity and to paid holidays in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all accrued and unused vacation shall be carried over to the following year.

4.4 Equity Awards. At the sole discretion of the Board or the Company’s Compensation Committee, stock options or other equity-based awards may be granted to Executive from time to time.

4.5 Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel (Business Class for travel to or from locations outside of North America, and for travel involving scheduled flight time of more than four (4) hours), entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense, or (ii) his receipt of the invoice for such expense. The Company will reimburse the Executive for that expense within thirty (30) days after receipt of documentation.

4.6 Withholdings. Payments made under this Section 4 shall be subject to applicable federal, state and local taxes and withholdings, if applicable.

3

5. Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

5.1 Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

5.2 Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

(a) a good faith finding by a majority of the members of the Board (excluding Executive from the determination of the majority) that (i) Executive has engaged in material dishonesty, willful misconduct or gross negligence, or (ii) Executive has materially breached this Agreement, and, in either case (i) or (ii), Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company stating in reasonable specificity the nature of such conduct or breach.

(b) Executive’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

5.3 Termination By Executive for Good Reason. Executive may terminate the Agreement Term for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below. In addition, notwithstanding the occurrence of any of the events enumerated in clauses (a) through (c), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated his employment for Good Reason unless he first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after the last act or omission that, when taken in the aggregate with any prior acts or omissions, if any, constitutes Good Reason and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a) the assignment to Executive of duties inconsistent in any material respect with Executive’s position as President and Chief Executive Officer (including status, offices, titles, authority, responsibilities and reporting requirements) or any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities or reporting requirements;

(b) a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

4

(c) any material breach by the Company of this Agreement.

5.4 Death or Disability. This Agreement shall terminate upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.5 Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than ninety (90) days’ prior written notice to the other party.

6. Effect of Termination.

6.1 Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 5, the Company shall pay to Executive (or his estate or legal representative, if applicable) on his date of termination: (a) the compensation and benefits under Sections 4.1 and 4.4 that are accrued and unpaid through the last day of actual employment (including, without limitation, an amount equal to all accrued and unused vacation pay and unreimbursed expenses), (b) the Target Bonus for the year preceding the year in which the termination occurred, to the extent unpaid, and (c) an amount equal to the prorated portion of the Target Bonus for the year of termination (the Target Bonus will be at the applicable percentage in effect on the date of termination even if not yet increased for the current year and the proration to be calculated based on the actual number of days of the applicable fiscal year during which Executive provided services under this Agreement). In the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, by reason of Executive’s death or disability pursuant to Section 5.4, or by Executive without Good Reason pursuant to Section 5.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 6.1 and as otherwise required by law.

6.2 Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 6.3 below, in addition to the payments and provisions under Section 6.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, provided that Executive executes a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which must be effective and irrevocable prior to the sixtieth (60th) day following the date of termination (such period, the “Review Period”), the Company shall provide Executive with the following:

5

(a) twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable according to the Company’s payroll commencing on the Company’s first regular payroll date following the date the Release is effective and irrevocable (such date, the “Payment Date”); and

(b) in lieu of, and not in addition to the payment required pursuant to Section 6.1(c), a lump sum payment equal to the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, then the mean of such fewer number of years), such payment to be made on the Payment Date; and

(c) the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive’s employment, including any administrative fee, for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment).

6.3 Termination in the Event of a Change in Control.

(a) In addition to the payments and provisions under Section 6.1 but in lieu of, and not in addition to, the payments required pursuant to Section 6.2 above and 6.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, in any such case, in anticipation of, and/or within three (3) months before or twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes a Release and it becomes effective and irrevocable prior to the last day of the Review Period, Executive shall be entitled to the following:

(i) a lump sum cash amount equal to twenty four (24) months of the Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than the Payment Date;

(ii) in lieu of, and not in addition to the payment required pursuant to Section 6.1(c), a lump sum payment equal to two times the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, than two times the mean of such fewer number of years), such payment to be made no later than the Payment Date; and

6

(iii) for up to twenty-four (24) (if such plan permits), but not less than eighteen (18), months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment; provided, however, that if the Company’s health insurance plan and/or dental insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on Executive’s and his dependents’ behalf during Executive’s employment, including administrative fees, for so long as COBRA continuation coverage is available, up to twenty-four (24) months but not less than eighteen (18) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue the relevant benefits, or if applicable, to pay the relevant costs of COBRA, if Executive becomes covered under a health insurance plan and/or dental plan of the new employer. (For purposes of this Section 6.3(a)(iii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment.)

(b) As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

7

6.4 Effect of Termination on Stock Options and Other Equity Compensation.

(a) In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, or by Executive without Good Reason pursuant to Section 5.5, all unvested stock options and other equity-based awards granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, Executive shall have the earlier of the expiration date of the option or three (3) years from the date of termination of Executive to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company, provided further that Executive executes a Release and it becomes effective and irrevocable prior to the last day of the Review Period.

(b) In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, by reason of Executive’s death or disability pursuant to Section 5.4, or by the Company without Cause pursuant to Section 5.5, and provided that Executive (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, all unvested stock options and other equity-based awards granted by the Company to the Executive shall vest as of the date the Release is effective and irrevocable, and Executive (or his estate or legal representative, if applicable) shall have the earlier of the expiration date of the option or three (3) years from the date of termination of Executive to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

6.5 Termination Due To Disability. Subject to Section 6.3 above, in addition to the payments and provisions under Section 6.1, in the event of Executive’s termination by reason of Executive’s disability pursuant to Section 5.4, provided that Executive or his legal representative, as appropriate, executes a Release and the Release becomes effective and irrevocable prior to the last day of the Review Period, the Company shall provide Executive with the following:

(a) twelve (12) months of Executive’s base salary in effect at the time of termination of employment, according to the Company’s payroll commencing on the Payment Date, provided, however, that the Company shall have no obligation to make the payments set forth in this Section 6.5(a) if, at the time of Executive’s termination, he is eligible to participate in Company-sponsored short-term and long-term disability plan(s) which provides for benefits in the minimum amount of 60% of Executive’s base salary; and

(b) the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s and his dependent’s behalf for such 12-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.5(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment.)

8

6.6 Review Period. In the event that the Review Period begins in one taxable year of the Executive and ends in a later taxable year, any payments contingent upon Executive’s execution of the Release without revocation prior to the end of the Review Period will be made or commence to be paid on the first payroll date in the later taxable year. In no event will any payments be made or commence to be paid later than the ninetieth (90th) day following the Executive’s date of termination.

6.7 Limitation on Benefits. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first by reducing or eliminating the vesting of that options that occurs as a result of such Change in Control (as provided above) and (ii) second, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The Company agrees to pay for all costs associated with the determination of the payments or vesting required to be reduced and for the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Executive may be subject.

6.8 Withholdings. Payments made under this Section 6 shall be subject to applicable federal, state and local taxes and withholdings.  If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

9

6.9 No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 6 by seeking other employment or otherwise and no payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The Company’s obligation to make the payments provided for in this Section 6 and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

7. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of December 31, 2009, by and between the Company and Executive. Notwithstanding the foregoing, the parties to this Agreement acknowledge that stock options and other equity awards may be granted by the Company to Executive under and pursuant to the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan and any amendments thereto, as well as any additional plans, and the award agreements related to such plans.

9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10. Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, if Executive dies the compensation and benefits stated in this Agreement will be paid to his beneficiary or his estate if no beneficiary.

10

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

12.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

12.5 Blue Penciling. To the extent that any provision herein or in any plan of nonqualified deferred compensation that this document is a part of contravenes the requirements of Code Section 409A or the regulations thereunder), such provision shall be appropriately modified in accordance with available IRS guidance (including without limitation IRS Notice 2010-6 and related guidance) so that Executive is not subject to the adverse effects of Code Section 409A but will nevertheless retain, to the extent possible, the economic benefit of the provision.

12.6 Section 409A.

(a) The payments under this Agreement are intended either to be exempt from Section 409A of the Code under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Executive under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Executive has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent Executive is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Executive’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Employee’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Executive, the Company shall set aside those payments that would otherwise be made in such six-month period in a trust that is in compliance with Rev. Proc. 92-64.

11

(b) If an expense reimbursement or provision of in-kind benefit provided to the Executive under this Agreement is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c) The parties agree to negotiate in good-faith the amendment of this Agreement, as necessary, to avoid any violations of Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

{Remainder of page left intentionally blank. Signature page(s) to follow.}

12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Lorenzo Tallarigo
Name: Lorenzo Tallarigo Title: Chairman of the Board of Directors

/s/ Mark Pruzanski
MARK PRUZANSKI

Addresses for Notice Purposes:

13

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Intercept Pharmaceuticals, Inc. (the “Company”) and me dated as May 14, 2013 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release , I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

14

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;

(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the sixtieth (60th) day following my separation of employment;

(3)	I have carefully read and understand this Release;

(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

(5)	I understand that this Release is legally binding and by signing it I give up certain rights;

(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I knowingly and voluntarily agree to release the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

15

(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

(9)	This Release includes a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:_____________________	______________________________
Mark Pruzanski	Date signed

16